Exhibit 10.17

RESEARCH AGREEMENT

THIS AGREEMENT, effective on the 1st day of October 2021, is between SunHydrogen, Inc., a for-profit corporation (“Sponsor”) and the REGENTS OF THE UNIVERSITY OF MICHIGAN, a non-profit educational institution of the State of Michigan (“University”).

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and University through inventions, improvements, or discoveries; and

WHEREAS, Sponsor understands and accepts that research by its nature is to explore, examine, and test ideas, hypothesis and/or theories and the outcome of a research effort is inherently uncertain.

NOW, THEREFORE, in consideration of the above assumptions and the promises and mutual covenants below, the parties agree to the following:

ARTICLE 1 - DEFINITIONS

1.1 “Project” means the research project described in ORSP 22-PAF00982 under the direction of Nirala Singh as Principal Investigator entitled “Manufacturing Science to Increase Efficiency of Photoelectrosynthetically Active Heterostructures for H2 Production.”

1.2 “Contract Period” is from October 1, 2021, through September 30, 2022, unless earlier terminated pursuant to this Agreement.

1.3 “Intellectual Property” means Joint Intellectual Property, Sponsor Intellectual Property, and University Intellectual Property.

1.4 “Joint Intellectual Property” means individually and collectively all inventions, improvements or discoveries which are made jointly as defined in U.S. Patent law by one or more employees of Sponsor and one or more employees of University in performance of the Project during Contract Period.

1.5 “Sponsor Intellectual Property” means any and all inventions, improvements or discoveries which are conceived or made solely as defined by U.S. Patent law by one or more employees of Sponsor.

1.6 “University Intellectual Property” means any and all inventions, improvements or discoveries which are conceived or made solely as defined by U.S. Patent law by one or more employees of University in performance of the Project during Contract Period.

1.7 “Commercial Sales” refer to the first Sale, rental, or lease by Sponsor or Sponsor’s Sublicensee of Licensed Product or Licensed Process.

1.8 “Patent Rights” means University’s legal rights under the patent laws of the United States or relevant foreign countries for all of the University’s interest in University Intellectual Property and/or Joint Intellectual Property.

1.9 “Sale” means sale, rental, or lease, however characterized, and Sold means the past tense of SALE.

1.91 “Sublicensee(s)” means any person or entity in writing sublicensed, or granted an option for a sublicense, by Sponsor or another Sublicensee under this Agreement.

1.92 “Licensed Process(es)” means any process or method that, but for this Agreement, comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the Patent Rights or employs a Licensed Product.

1.93 “Licensed Product(s)” means any product that: (a) but for this Agreement comprises an infringement of (including contributory or inducement), or is covered by, an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such product or product part is made, used, imported, offered for Sale or Sold; or (b) is manufactured by using a Licensed Process or is employed to practice a Licensed Process.

ARTICLE 2 - RESEARCH WORK

2.1 University and Sponsor will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement.

2.2 In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University or Sponsor has the option to terminate the Project.

ARTICLE 3 - REPORTS AND CONFERENCES

3.1 University will periodically provide written program reports to Sponsor. The University will submit a final report at the conclusion of the Contract Period.

3.2 During the Contract Period, representatives of the University may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results as well as ongoing plans, or changes in the Project.

ARTICLE 4 - COSTS, BILLINGS, AND OTHER SUPPORT

4.1 Total costs to Sponsor will not exceed Two Hundred Ninety Six Thousand, Four Hundred Forty Eight Dollars ( $296,448) which shall be paid by Sponsor in equal quarterly installments during the Contract Period. Payment will be made by Sponsor within 30 days of receipt of an invoice. Notice of any dispute regarding the charges in an invoice must be provided in accordance with Article 16 and include a description of the item(s) in dispute and a reasonably detailed explanation of the reason for the dispute. Sponsor will be billed monthly for actual charges incurred by the University. Any dispute regarding the charges in the final invoice must be made within 90 days after receipt.

4.2 University will retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

4.3 In the event of early termination of the Project by Sponsor, Sponsor will pay all costs accrued by University as of the date of termination, including non-cancelable obligations, such as non-cancelable contracts and fellowships or postdoctoral associate appointments called for in Project. Any obligation of Sponsor for fellowships or postdoctoral associates end no later than the end of University’s academic year during which termination occurs.

ARTICLE 5 - PUBLICITY

Sponsor will not use the name of University, nor of any member of University’s Project staff, in any advertising, news release or other promotional activity without the prior written approval of an authorized representative of University, which approval shall not be unreasonably withheld. University will not use the name of Sponsor, nor any employee of Sponsor, in any advertising or other promotional activity without the prior written approval of Sponsor. Both parties retain any right to disclose the existence of this Agreement, the identity of the parties, or the nature and scope of the Project. University understands that Sponsor is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and shall not be prohibited from making any required disclosure with respect to this Agreement in compliance with the Exchange Act and the regulations promulgated thereunder, including the filing of this Agreement with the Securities and Exchange Commission.

ARTICLE 6 - PUBLICATIONS

6.1 Subject to the following terms, the University has the right to publish, publicly present, or otherwise make available to the public the results, analysis, and methods relating to the University Project (a “Disclosure of Results”). The University will notify Sponsor at least twenty (20) days in advance of the earlier of either (a) the submission to a third party, such as a journal, of a proposed publication or public presentation that would include a Disclosure of Results or (b) other public Disclosure of the Results, and furnish a description of the content therein.

6.2 If the content would contain either (a) patentable subject matter that is Intellectual Property of any party under Article 7 or (b) Confidential Information disclosed pursuant to Article 15, then Sponsor has the right to object in writing to the Disclosure of the Results within twenty (20) days after the University furnishes such description. If Sponsor makes a timely objection under clause 6.2(a) and concurrently makes a direction under Section 7.2 below, then University will refrain from the Disclosure of the Results until the University files patent application in accordance with Section 7.2 or sixty days from the date of the objection, whichever is earlier. If Sponsor makes a timely objection under clause 6.2(b), then University will comply with Sponsor’s reasonable request to delete or modify information that is Confidential Information, giving due recognition to University’s missions and interests in publishing the result of University projects.

ARTICLE 7 - INTELLECTUAL PROPERTY

7.1 All rights and title to University Intellectual Property are owned by University. All rights and title to Joint Intellectual Property are jointly owned by Sponsor and University. All rights and title to Sponsor Intellectual Property are owned by Sponsor.

7.2 Each party will notify the other party if it becomes aware of any potentially patentable University Intellectual Property or Joint Intellectual Property, and provide a description thereof. If Sponsor so directs University within thirty (30) days after such notification, then (a) University will promptly prepare, file, and prosecute a U.S. and any appropriate foreign application(s) covering the University Intellectual Property or Joint Intellectual Property (“Patents”) and (b) Sponsor will promptly reimburse University for all reasonable fees and costs relating to such activities.

7.3 University has the right to control all aspects of filing, prosecuting, and maintaining the Patents. University will furnish to Sponsor copies of all papers received from or filed with governmental patent offices in connection with the prosecution of Patents in sufficient time for Sponsor to comment upon them. Sponsor will hold such information confidential and to use the information provided by University only for the purpose of advancing University’s rights in the Patents. Sponsor will cooperate with University to assure that such Patents will cover, to the best of Sponsor’s knowledge, all items of commercial interest and importance, which will include keeping University apprised of Sponsor’s relevant products in commerce and development.

7.4 Sponsor may elect to discontinue or refrain from reimbursing University for fees and costs relating to any given patent or application within the Patents. If Sponsor discontinues, refrains, or fails to promptly reimburse University for all fees and costs relating to a given patent or application, then University may elect to continue the prosecution and/or maintenance of such patent or application at University’s sole expense and all Sponsor’s ownership and option rights in the applicable patents or patent applications shall be and are hereby terminated and transferred to the University, without the need for additional documentation.

ARTICLE 8 - GRANT OF RIGHTS

8.1 University does and shall hereby grant Sponsor a royalty-free, non-exclusive, non-sublicensable license to use University Intellectual Property for internal research and development purposes.

8.2 A) Provided that Sponsor has fulfilled its obligations under Section 7.2 above, University does and shall hereby grant to Sponsor a world-wide, exclusive, freely sub-licensable license to the Patent Rights to make, have made, import, use, market, offer for Sale and sell Licensed Products and to practice Licensed Processes. In exchange for this grant, Sponsor agrees to pay University a nonrefundable technology fee as follows:

i) Upfront technology fee in the amount of $15,000 within thirty (30) days of receipt of an invoice.

ii) $100,000 upon first commercial use resulting in Commercial Sales.

8.2 (B) If Sponsor stops supporting the legal and official fees for a particular licensed patent, design or application thereof within the University Foreground IP, and the University assumes the financial and other responsibilities for that patent, design or application, then Sponsor’s license under 8.2(A) is and shall be terminated. If Sponsor fails to make payment pursuant to section 8.2(A) the grant in Section 8.2(A) shall be and is hereby terminated without the need for additional documentation.

8.3 In the event that Sponsor acquires an exclusive license or right under this Agreement,

University specifically reserves the right for it and its affiliates to practice and have practiced the University Intellectual Property or Joint Intellectual Property, for research, public service, internal (including clinical) and/or educational purposes, and the right to grant the same limited rights to other non-profit research institutions.

8.4 The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable. Sponsor agrees to comply in all respects, and shall provide University with all reasonably requested information and cooperation for University to comply with applicable provisions of the same and any requirements of any agreements between University and any agency of the U.S. government that provided funding for the subject matter covered by the University Intellectual Property or Joint Intellectual Property.

ARTICLE 9 - TERM AND TERMINATION

9.1 This Agreement is effective upon the date first written above and continues in effect for the full duration of the Contract Period. The parties may extend the term of this Agreement for additional periods under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon ninety days prior written notice to the other.

9.2 If either party breaches or defaults on any of the terms or conditions of this Agreement, and fails to remedy the default or breach within ninety days after receipt of written notice of it from the other party, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party. The termination shall be effective as of the date of the receipt of the notice or 3 days after sending, whichever occurs first.

9.3 No termination of this Agreement, however effectuated, shall release the parties from their rights and obligations accrued prior to the effective date of termination.

ARTICLE 10 - INDEPENDENT CONTRACTOR

10.1 Under this Agreement the University’s relation to Sponsor is solely that of an independent contractor and neither party’s employees are entitled to any benefits applicable to employees of the other;

10.2 Neither party is authorized or empowered to act as agent for the other for any purpose and may not on behalf of the other enter into any contract, warranty or representation on any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 11 - INSURANCE AND INDEMNIFICATION

11.1 University warrants and represents that University has adequate liability insurance applicable to officers, employees, and agents while acting within the scope of their employment by University. University liability insurance policies do not extend protection to any other person.

11.2 Each party assumes all risks of personal injury and property damage attributable to the negligent acts or omissions of its own officers, employees, and agents.

11.3 Sponsor understands that the University is an educational institution created under Article 8, Section 5 of the State of Michigan Constitution of 1963. The University, as a state institution, has strict limitations imposed upon its use of assets and consequently the University does not and cannot pay for any claims against Sponsor brought by third parties related to this Agreement.

ARTICLE 12 - GOVERNING LAW

This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without regard for principles of choice of law. Any claims, demands, or actions arising from this Agreement shall be brought in the state of Michigan. Sponsor, its successors and assigns, consent to the jurisdiction of a court with applicable subject matter jurisdiction sitting in the state of Michigan with respect to any claims arising under this agreement.

ARTICLE 13 - ASSIGNMENT

13.1 Except as provided in Section 13.2, this Agreement may not be assigned by either party without the prior written consent of the other.

13.2 This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, or any legally controlled subsidiary of Sponsor.

ARTICLE 14 - AGREEMENT MODIFICATION

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and signed by authorized representatives of the parties hereto.

ARTICLE 15 - CONFIDENTIALITY

15.1 University agrees to use confidential or proprietary information and data acquired from Sponsor and identified as confidential or proprietary at the time of disclosure (“Confidential Information”) only in performing the services of this Agreement and not to disclose to any third party any Confidential Information during and for a period of five (5) years from the date of disclosure provided that if Confidential Information is disclosed orally or in other non-tangible form, Sponsor will supply the University in writing a general description of the Confidential Information and confirmation of its confidential or proprietary status within twenty (20) working days of disclosure.

15.2 The obligation to protect Confidential Information shall not apply to any information that: (1) is already in the possession of, or is independently developed by, University; (2) becomes publicly available other than through breach of this provision; (3) is received by University from a third party with authorization to make the disclosure; (4) is released with Sponsor’s written consent; or (5) is required to be released by legal process or other legal authority provided that, to the extent permitted by law, University shall notify Sponsor in writing of such disclosure and University shall take reasonable and lawful steps to facilitate any legal process initiated by Sponsor in connection with any protective order or remedy sought by Sponsor in connection with such order.

ARTICLE 16 - NOTICES

Any notice to either party must be in writing, signed by the party giving it, and served to the addresses below (or to such other addressee as may be later designated by written notice) by personal delivery, recognized overnight courier service with package tracking, or by the United States mail, first-class, certified or registered, postage prepaid, return receipt requested. All notices are effective when received or within three days of sending, whichever occurs first.

If to Sponsor:
Attn: Woosuk Kim
10 E. Yanonali St, suite 36

Santa Barbara, CA
93101

wkim@sunhydrogen.com ________________________

If to University:	University of Michigan
Office of Research and Sponsored Projects
3003 S. State St.,
Ann Arbor, MI 48109-1274
Attn: Kate Chie

ARTICLE 17 – SEVERABILITY

The terms of this Agreement are severable. If any term or provision is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of the provisions shall continue to be valid and enforceable.

ARTICLE 18 – WAIVER

Unless a specific time limitation is specified, no delay or omission by either party to exercise any right or remedy under this Agreement shall be construed to be either acquiescence or the waiver of the ability to exercise any right or remedy in the future.

ARTICLE 19 – NO THIRD PARTY RIGHTS

Nothing in this Agreement shall be construed as creating or giving rise to any rights in third parties or persons other than the named parties to this Agreement.

ARTICLE 20 – EXECUTION

This Agreement may be signed in several originals, which together constitute a single Agreement. The parties agree that a signature on any one of the originals and delivered by facsimile or email are valid, binding and enforceable. The parties acknowledge and agree that this Agreement has been mutually discussed, negotiated, drafted by the parties and no provision may be interpreted adversely to a party as a presumed drafter.

ARTICLE 21 – SURVIVEABILILTY

Provisions surviving termination or expiration of this Agreement are those which on their face affect rights and obligations after termination or expiration, including provisions concerning indemnification, confidentiality, warranty and choice of law and venue.

AGREED TO:

THE REGENTS OF THE UNIVERSITY
SunHydrogen, Inc.		OF MICHIGAN

By	/s/ Woosuk Kim	By	/s/ Peter J. Gerard

Typed Name Woosuk Kim		Typed Name Peter J. Gerard

Title Chief Operating Officer		Title Asst. Director--Sponsored Programs